Exhibit 99

News Release

CCNE	Contact: Charles R. Guarino
NASDAQ	Treasurer
L I S T E D	(814) 765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS FOR 2007

Clearfield, Pennsylvania – July, 2007

CNB Financial Corporation, the parent company of CNB Bank, today announced reported earnings of $2.4 million or $0.27 diluted earnings per share for the quarter ended June 30, 2007, compared to $2.3 million or $0.26 diluted earnings per share for the same quarter of 2006.

William F. Falger, President and Chief Executive Officer, commented, “We are pleased with our second quarter performance which yielded earning asset growth of 5.0% and an increase of 4.4% in net interest income year to date. In addition, our net interest margin remains strong at 4.19% despite the continuing difficult interest rate environment. These positives have helped offset increased operating expenses associated with our ongoing expansion activities in our ERIEBANK and Holiday Financial Services businesses.”

Financial Highlights (in thousands)	(Unaudited)		(Unaudited)

Consolidated Balance Sheets	30-Jun-07	31-Dec-06	30-Jun-06
	Consolidated	Consolidated	Consolidated
Assets
Cash and due from banks	$17,316	$ 18,530	$16,341
Interest-bearing deposits	7,913	7,021	17,951

CASH & CASH EQUIVALENTS	25,229	25,551	34,292
Securities available for sale	166,484	156,696	161,304
Loans held for sale	2,767	2,420	2,603
NET LOANS	565,393	540,934	525,830
FHLB stock & other equity interests	5,195	5,321	5,206
Premises & equipment, net	16,870	16,237	14,565
Bank owned life insurance	14,823	14,484	14,135
Intangible, net	11,156	11,206	11,414
Accrued interest & other assets	8,699	8,001	7,608

TOTAL ASSETS	$816,616	$ 780,850	$776,957

Liabilities
Deposits
Non-interest bearing deposits	$89,386	$ 82,574	$79,382
Interest bearing deposits	558,571	548,748	543,677

TOTAL DEPOSITS	647,957	631,322	623,059
Short-term borrowings	11,145	2,000	854
Other borrowings	63,000	57,885	67,000
Subordinated debentures	20,620	10,310	10,310
Accrued expenses and other liab.	5,462	7,054	5,646

TOTAL LIABILITIES	748,184	708,571	706,869

Shareholders' Equity
Common stock	-	-	-
Additional paid-in	13,058	13,250	13,269
Retained earnings	64,601	62,957	60,689
Treasury stock, at cost (676,619 shares for June 2007,
369,546 shares for Dec 2006, and
275,725 shares for June 2006)	(9,944)	(5,271)	(3,987)
Accumulated other comprehensive income	717	1,343	117

TOTAL SHAREHOLDERS' EQUITY	68,432	72,279	70,088

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$816,616	780,850	$776,957

Nonperforming Assets	$1,763	1,928	$2,064
% of Total Assets	0.22%	0.25%	0.27%
Trust Assets	$230,307	206,899	$194,454

Consolidated Income Statement	For Quarter Ended			Year To Date
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Interest Income
Loans including fees	$ 11,024	$10,110	$ 21,430	$19,544
Deposits with banks	125	107	227	209
Federal funds sold	83	62	198	218
Securities	2,121	2,016	4,110	3,832

TOTAL INTEREST AND DIVIDENDS	13,353	12,295	25,965	23,803
Interest Expense
Deposits	4,648	4,177	9,317	7,960
Federal Home Loan Bank advances	761	729	1,434	1,432
Subordinated debentures	383	213	603	413

TOTAL INTEREST EXPENSE	5,792	5,119	11,354	9,805
NET INTEREST INCOME	7,561	7,176	14,611	13,998
Provision for loan losses	442	390	568	755

NET INTEREST AFTER PROVISION	7,119	6,786	14,043	13,243
Other Income
Trust income	277	249	538	504
Service charges on deposits	1,034	1,038	1,969	1,994
Other charges and fees	218	141	400	290
Net security gains (losses)	22	-	35	341
Mortgage banking income	33	43	38	97
BOLI earnings	208	170	339	338
Wealth management	155	159	307	273
Other	194	133	430	259

TOTAL OTHER INCOME	2,141	1,933	4,056	4,096
Non-Interest Expenses
Salaries & benefits	2,965	2,675	6,143	5,343
Occupancy, net	777	664	1,613	1,402
Data processing	570	541	1,122	1,037
Amortization of intangible	25	104	50	207
Director's fees	64	123	153	218
Total other expenses	1,619	1,408	3,198	2,750

Total non-interest expenses	6,020	5,515	12,279	10,957

NET INCOME BEFORE TAXES	3,240	3,204	5,820	6,382
Federal income tax	858	869	1,517	1,616

NET INCOME	$ 2,382	$2,335	$ 4,303	$4,766

Earnings Per Share, Fully diluted	$ 0.27	$0.26	$ 0.49	$0.53
Dividends Per Share	$ 0.15	$0.14	$ 0.30	$0.28
Return on Average Assets (ROA)	1.20%	1.22%	1.10%	1.26%
Return on Average Equity (ROE)	12.92%	13.17%	11.95%	13.66%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s websites can be found at www.bankcnb.com and www.eriebank.net. The Holiday Financial Services website is www.holidayfinancialservices.com.